Exhibit 99.1

NEWS RELEASE

Callisto Pharmaceuticals Raises a Total of $5.75 Million in Series A Preferred Stock Financing

NEW YORK, Dec. 27 /PRNewswire-FirstCall/ — Callisto Pharmaceuticals, Inc. (Amex: KAL - News; FWB: CA4), a developer of new drug treatments in the fight against cancer and other major health threats, announced today that it has closed the final tranche of its previously announced private placement of Series A Convertible Preferred Stock and warrants.  An additional 402,100 shares of Series A Convertible Preferred Stock and 5,361,333 warrants were placed with certain investors for aggregate gross proceeds of approximately $4.02 million. The warrants are immediately exercisable at $0.75 per share and are exercisable at any time within five years from the date of issuance.  This placement is in addition to the 172,250 shares of Series A Convertible Preferred Stock and 2,296,667 warrants placed since October 2006 and brings the total gross proceeds raised through the Series A Preferred Stock financing to approximately $5.75 million.

The proceeds from the financing will be used to continue to fund Callisto’s strategic initiatives, including ongoing clinical development activities. The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Callisto has agreed to file a registration statement covering resale of the securities by the private placement investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

“We are pleased with the confidence and support this excellent group of investors has shown in Callisto by its participation in this financing,” said Callisto CEO and CSO Dr. Gary S. Jacob. “Callisto intends to use the net proceeds from the private placement to further the clinical trials of our two lead drug candidates, L-Annamycin and Atiprimod, and to finance other drug development activities.”

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and other serious afflictions. Callisto’s drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs in pre-clinical development for other significant health care markets, including ulcerative colitis. One of the Company’s lead drug candidates, Atiprimod, is in development to treat advanced carcinoid cancer, a neuroendocrine tumor, and relapsed multiple myeloma, a blood cancer. Atiprimod is presently in a Phase II clinical trial in advanced carcinoid cancer patients, and in Phase I/IIa human clinical trials in relapsed or refractory multiple myeloma patients, and advanced cancer patients, respectively. Another anti-cancer drug, L-Annamycin, is being developed as a treatment for forms of relapsed or refractory acute leukemia, a currently incurable blood cancer. Callisto initiated a clinical trial of L-Annamycin in adult relapsed or refractory acute lymphocytic leukemia patients in 4Q 2005. L-Annamycin, a new compound from the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including activity against resistant diseases and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives.

Callisto also has drugs in preclinical development for gastro-intestinal inflammation, and cancer. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4. More information is available at http://www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K/A for the year ended December 31, 2005, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

CONTACT: Dan D’Agostino of Callisto Pharmaceuticals, Inc.,
+1-212-297-0010, ext. 227, dagostino@callistopharma.com

Web site: http://www.callistopharma.com/